Exhibit 10.18

May 14, 2009

WMS GAMING INC.

800 South Northpoint Boulevard

Waukegan, IL 60085

Attention: Jeff Michel, Esq.

Re:	Warner Bros. Consumer Products License Agreement #16076-WOZ
(“WIZARD OF OZ”) - AMENDMENT #1

Gentlemen:

This letter when fully executed shall formally amend that certain License Agreement dated October 31, 2006, relative to certain rights owned and controlled by Warner Bros. Consumer Products Inc.

By our mutual execution hereof, it is agreed as follows:

D.	LICENSED
	PRODUCTS:	is hereby amended by adding the following. It is understood and agreed that an Internet gaming Licensed Product must be active no later than [*].

It is further understood and agreed that Internet Gaming is specifically EXCLUDED for the Licensed Territory [*].
G.	ROYALTIES: ADVANCE:	is hereby deleted in its entirety and replaced with the following:

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Licensee shall pay Licensor a total of [*] as a fully recoupable advance against royalties from the exploitation of Licensed Products during the Initial Term. Licensee shall pay [*] of the Advance within [*] of the Effective Date of the License Agreement, [*] on or before [*], [*] upon execution of this Amendment #1, [*] on or before [*], [*] on or before [*] and [*] on or before [*].

The Advance shall be allocated by geographic region as follows:

North America:	[*]
Europe, Middle East and Africa:	[*]
Latin America:	[*]
Asia/Pacific:	[*]

It is understood and agreed that royalties accrued hereunder in any geographic region shall not offset the Advance allocation in any other geographic region (i.e. accrued royalties shall not be cross-collateralized across regions).

For each Option Term Licensee elects to exercise, Licensee shall pay Licensor [*] as a fully recoupable advance against royalties from the exploitation of the Licensed Products during such Option Term (the “Option Advance”), payable in full within [*] of Licensee’s election to exercise such Option Term.

The Option Advance shall be allocated by geographic region as follows:

North America:	[*]
Europe, Middle East and Africa:	[*]
Latin America:	[*]
Asia/Pacific:	[*]

It is understood and agreed that royalties accrued hereunder in any geographic region shall not offset the Option Advance

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

allocation in any other geographic region (i.e., accrued royalties shall not be cross-collateralized across regions).

In the event any earned royalties accrued and paid to Licensor under this License Agreement exceed the Advance payments set forth above, Licensee may reduce the total amount of any Advance payment that becomes due by an amount equal to the earned royalties previously paid, applying such reduction as a credit against such Advances as they become due thereafter.

SALE:

For each Licensed Product sold by Licensee that is not a Conversion Kit, Licensee shall accrue a one-time royalty of [*] for Licensed Products [*], and [*] for Licensed Products [*]. Only sold Licensed Products that are not Conversion Kits count towards these unit totals.

For each Conversion Kit sold by Licensee, Licensee shall accrue a one-time royalty of [*] for Conversion Kits [*], and [*] for Conversion Kits [*]. Only sold Conversion Kits count towards these unit totals.

Such incremental royalty increases apply only to the number of Licensed Products that is greater than the number of Licensed Products in the specified lower range, while the number of Licensed Products in the specified lower range remains subject to the lower royalty payment rate. For example, if [*] Conversion Kits were sold, Licensee would pay ([*] x [*]) + ([*]).

RECURRING
REVENUE
(PARTICIPATION
OR LEASE):

For each Licensed Product placed with a customer of Licensee whereby Licensee receives ongoing payments from the operation thereof, Licensee shall accrue a royalty of [*] per day in operation for consumer use for Licensed Products [*], [*] per day in operation for consumer use for Licensed Products [*], [*] per day in operation for consumer use for Licensed Products [*], and [*] per day in operation for consumer use for Licensed Products [*].

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

INTERNET
GAMING:	To the exclusion of all other Royalties specified in this Section G, [*] from play of Licensed Products on-line less any accruals for or payment of [*].

Internet Gaming Royalties shall be deemed to accrue and be allocated to geographic regions according to the percentage of end users/consumers that play Licensed Products on-line in each geographic region during each relevant royalty reporting period. For example, if seventy five percent (75%) of play of License Products on-line occurs in Europe during a royalty reporting period and twenty five percent (25%) of play of Licensed Products online occurs in North America during that same period, seventy five percent (75%) of Internet Gaming Royalties during that period shall be deemed to accrue and be allocated to Europe and twenty five percent (25%) of such Royalties shall be deemed to accrue and be allocated to North America.

For each of the royalty models set forth in this Paragraph G, if a Licensed Product includes multiples games, then the applicable royalty rate shall be reduced by multiplying it by the ratio obtained by dividing the number of games in such Licensed Product that incorporate Licensed Property by the total number of games in such Licensed Product.

The Parties agree to negotiate in good faith royalty rates and/or royalty structures in the event that Licensee is able to place Licensed Products by means of server-based or downloadable gaming systems.

In all other respects, other than as noted above, the subject License Agreement and all of its terms and conditions shall continue to govern our relationship.

Please show your concurrence with the above by signing all copies and returning same to Warner Bros. Consumer Products Inc. Upon final execution, one copy will be sent to you for your files.

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

This letter shall have no legal effect unless and until signed by all parties noted below.

Sincerely,

WARNER BROS. CONSUMER PRODUCTS INC.	AGREED and accepted:
By: /s/ Ana M. De Castro	WMS GAMING INC.

By: /s/ Orrin J. Edidin

Sr. Vice President	President
Business & Legal Affairs

Date: 5/27/09	Date: 5/19/09